Exhibit 99.1

                                                                                                                News

Bausch & Lomb Reports Preliminary and Unaudited Full-Year and
Fourth-Quarter 2006 Financial Results

FOR RELEASE TUESDAY, MARCH 6, 2007

ROCHESTER, N.Y. — Bausch & Lomb (NYSE:BOL) today reported certain preliminary and unaudited financial results for the full year and fourth quarter ended December 30, 2006.  Due to the considerable time and effort that it had to devote to completing the recently completed financial restatement and filing of its 2005 10-K, the Company has not been able to timely complete its financial close process for 2006. As a result, there can be no assurance that the amounts reported today will not differ, including materially, from those reported when the Company files its 2006 10-K.  Bausch & Lomb currently expects to file its 2006 10-K by April 30, 2007.

Net Sales and Income before Income Taxes and Minority Interest

Bausch & Lomb expects to report consolidated full-year net sales of approximately $2.293 billion in 2006, down 3 percent compared to $2.354 billion in 2005, mainly due to lower sales of vision care products.  Reported sales in both years were reduced by charges associated with provisions for customer returns and consumer coupon redemptions related to the May 2006 recall of ReNu® with MoistureLoc® contact lens solution (“MoistureLoc”).  Sales comparisons are also impacted by acquisition and divestiture activities.  In the third quarter of 2005, the Company divested Woehlk, a German contact lens business, and in the fourth quarter of 2005 it acquired CT Freda (“Freda”), a Chinese ophthalmic pharmaceuticals company.  Excluding the MoistureLoc recall charges and sales associated with Woehlk and Freda from both periods, full-year net sales decreased 4 percent from 2005.

Bausch & Lomb expects to report consolidated net sales of approximately $598.5 million for the fourth quarter of 2006, compared to $626.4 million in the same period in 2005.  That represents a decline of 5 percent, or 7 percent on a constant-currency basis, and mainly reflects lower sales of vision care products.

Because the Company has not yet completed its year-end financial close process, including the calculation and review of income taxes, Bausch & Lomb is unable to estimate net earnings or earnings per share at this time.  However, as previously disclosed, as a result of lower lens care sales and costs associated with the MoistureLoc recall, the Company expects its U.S. operations to be unprofitable.  Therefore a valuation allowance on certain deferred tax assets was recorded in 2005 and no tax benefit is expected to be recorded on U.S. operations in 2006.  As a result, Bausch & Lomb’s effective tax rate for 2006 will be significantly higher than historical levels.

The Company expects to report income before income taxes and minority interest of approximately $70 million in 2006, compared to $246.4 million in 2005.  For the fourth quarter of 2006, the Company expects to report income before income taxes and minority interest of approximately $25 million, compared to $84.3 million a year ago.  These year-over-year declines were mainly due to the following factors:

•                  MoistureLoc Recall:  The loss of MoistureLoc revenues and lens care market share losses subsequent to the recall led to declines in consolidated gross margins.  In response to these developments, the Company executed a variety of initiatives to rebuild brand equity and regain distribution throughout 2006, resulting in higher selling and marketing expenses as compared to 2005.  The Company also incurred higher legal expenses in 2006 associated with the various product liability lawsuits that have been initiated.

•                  Costs Associated with the Recently Completed Financial Restatement:  Activities associated with the financial restatement led to higher expenses in 2006.  These included legal and accounting fees associated with the previously reported expanded procedures and independent Audit Committee investigations conducted throughout 2006, and financing expenses associated with obtaining consent waivers on the Company’s public and bank debt necessitated by its inability to file timely financial information while the restatement process progressed.  The Company also incurred higher legal expenses in 2006 associated with the various shareholder lawsuits that have been initiated.

•                  Higher Net Financing Expenses:  In addition to the consent waiver fees, increased net financing expenses reflect higher debt levels in 2006 (related to borrowings late in 2005 as part of repatriation programs under the American Jobs Creation Act), somewhat offset by increased interest income on higher average investment balances.

Bausch & Lomb also expects to report the following liquidity metrics:

•                  Cash and investments of approximately $500 million as of December 30, 2006 compared to $720.6 million at the end of 2005;

•                  Total debt of approximately $835 million at the end of 2006, compared to $992.5 million at the end of 2005; and

•                  Full-year cash flows from operating activities of approximately $125 million in 2006, and capital spending of approximately $105 million.

Bausch & Lomb Chairman and Chief Executive Officer Ronald L. Zarrella said, “In 2006, we were confronted with two challenges that significantly impacted our financial performance and hindered our positive momentum.  Having confronted both those challenges, we’re now focused on rebuilding that momentum with specific emphasis on the areas of our business most affected by the MoistureLoc recall, so that 2007 can serve as a springboard for renewed growth.”

Sales by Geographic Segment

Bausch & Lomb expects to report the following net sales by geographic business segment:

	Year Ended		Percent Increase (Decrease
Dollar Amounts in Millions	December 30, 2006	December 31, 2005	Actual Dollars	Constant Currency
Net Sales(1)
Americas	$1,007.5	$1,005.3	—%	—%
Europe(2)	831.8	859.9	(3%)	(4%)
Asia(3)	454.1	488.6	(7%)	(5%)
Total Company	$2,293.4	$2,353.8	(3%)	(3%)

	Fourth Quarter Ended		Percent Increase (Decrease)
	December 30, 2006	December 31, 2005	Actual Dollars	Constant Currency
Net Sales
Americas	$251.1	$266.6	(6%)	(6%)
Europe	222.6	216.1	3%	(5%)
Asia(3)	124.8	143.7	(13%)	(14%)
Total Company	$598.5	$626.4	(5%)	(7%)

(1)             Amounts reflect provisions for sales returns and consumer rebates associated with the MoistureLoc recall. Such provisions reduced full-year 2006 Americas region net sales by $0.6, Europe region net sales by $18.0 and Asia region net sales by $0.5.  Such provisions reduced year-to-date 2005 Americas region net sales by $12.4 and Asia region net sales $4.7.

(2)             2005 full-year Europe region sales include sales from Woehlk ($7.2), which was divested in the third quarter of that year.

(3)             2006 Asia region sales include a full year of sales from Freda ($60.2), whereas 2005 included Freda sales ($17.8) in the fourth quarter only.

•                  Full-year Americas segment net sales reflect gains in contact lenses, pharmaceuticals and cataract surgery products, essentially offset by declines in the lens care and refractive surgery categories. Sales of the PureVision® line of contact lenses more than doubled, benefiting from the introduction of toric and multifocal offerings in the United States and from the market’s continued conversion to silicone hydrogel platforms. These trends led to overall Americas contact lens sales growth of 8 percent, or 7 percent in constant currency.  Lower lens care sales reflected the lack of MoistureLoc sales in 2006 and market share losses for the Company’s lines of multipurpose solutions following the product recall.  Bausch & Lomb estimates that its unit share of the U.S. multipurpose solutions market declined from approximately 30 percent at the end of 2005 to approximately 18 percent exiting 2006.  Pharmaceuticals sales growth was mainly due to higher sales of ocular vitamins, continued prescription growth for the Company’s lines of steroid drops containing loteprednol etabonate, and increased revenues from Retisert® drug delivery implants, partly offset by declines in sales of general eye care products.  Cataract and vitreoretinal category growth was led by higher sales of intraocular lenses (“IOLs”), which grew 8 percent in constant currency and more than offset lower sales of phacoemulsification equipment.

Fourth-quarter Americas segment net sales declines were due to similar factors as the full year, except that contact lens sales were down 5 percent, or 6 percent in constant currency, from the prior-year period.  While the Company maintained its U.S. market share in the fourth quarter, sales trends reflected slower market growth in the second half of 2006, combined with declining sales of older soft contact lens offerings as consumers transition to silicone hydrogel products.

•                  European net sales include charges associated with the MoistureLoc recall in 2006 and revenues from Woehlk in 2005.  Excluding these effects, Europe net sales were flat on a reported basis and down 1 percent in constant currency compared to 2005, with higher sales of pharmaceuticals essentially offset by lower sales of vision care products.  The pharmaceuticals gains were primarily attributable to the Company’s lines of ocular vitamins, dry eye products and anti-infective medications.  Vision care declines reflected lost MoistureLoc sales, lower sales of one-day contact lenses, and the discontinuation of certain older lines of contact lenses in response to market shifts to silicone hydrogel materials.  Late in the year, Bausch & Lomb introduced a new aspheric one-day contact lens product, SofLens® Daily Disposable, which has been very favorably received by eye care practitioners and consumers.  This new product is expected to contribute to European contact lens sales growth in 2007.  European sales for the PureVision brand increased more than 30 percent in 2006, benefiting from incremental sales of PureVision Multi-Focal lenses combined with double-digit gains for both the PureVision SVS and PureVision Toric lines.

Fourth-quarter European sales trends reflected similar factors as the full year.

•                  Full-year Asian net sales reflect charges associated with the MoistureLoc recall as well as incremental sales from the acquisition of Freda.  Excluding those items from both periods, sales declined 17 percent, or 15 percent on a constant-currency basis, reflecting lower sales of vision care and surgical products.  Vision care declines were primarily due to the negative collateral impact resulting from the MoistureLoc situation, particularly in China, although that business began to show signs of recovery late in the year.  Sales of contact lens solutions also declined in Japan, reflecting growth in the daily disposable market combined with significant pricing activity by a local competitor.  In the surgical categories, sales of IOLs grew 10 percent due to continued geographic expansion and market share gains for the Akreos™ line of acrylic IOLs, but these gains were more than offset by lower placements of phacoemulsification and refractive equipment.

Fourth-quarter Asia segment net sales trends were similar to those for the full year, except for pharmaceuticals, where sales declined about 10 percent on a constant currency basis, mainly reflecting lower sales of non-ophthalmic products acquired with Freda that the Company is not detailing actively.

The preceding discussion of preliminary 2006 financial performance takes into consideration the recall of certain lots of multipurpose contact lens solutions that was announced separately today.  As indicated in that news release, Bausch & Lomb does not expect the costs associated with that recall to have a significant impact on its financial results.

Expectations for 2007

Bausch & Lomb projects 2007 sales of approximately $2.5 billion based on current exchange rates, or approximately 8 percent growth compared to 2006 sales prior to MoistureLoc charges.  These overall growth projections take into consideration expected market trends, the anticipated benefit from several new products, and assume the Company is successful in regaining modest market share in the lens care category.

Bausch & Lomb expects sales of contact lenses to grow 8 to 10 percent in 2007.  These projections assume:

•                  Modest share gains associated with the Company’s newer products, coupled with the continued shift of the overall market to silicone hydrogel lenses.

•                  The introduction of enhancements to the PureVision line in 2007.  The first of these, a second base curve which will allow doctors to fit PureVision lenses on even more patients, has already been introduced.  Later in the year the Company plans to introduce additional new comfort enhancing features.

•                  The planned launch of PureVision SVS contact lenses in Japan, following the recent Japanese regulatory approval to market the product.

•                  Continued introduction of SofLens Multifocal contact lenses throughout Japan following the product’s limited launch at the end of 2006.

•                  Continued positive market response and geographic expansion for the Company’s newest one-day contact lens, SofLens Daily Disposable, which was launched on a limited basis in Europe at the end of year.

•                  The recovery of contact lens sales in those Asian markets where the MoistureLoc recall had the greatest collateral impact on the contact lens category.

The Company projects lens care sales growth of 3 to 5 percent, based on the following assumptions:

•                  Modest market share gains in the United States and other markets where the Company is regaining ground with its current portfolio of products.  The Company does not anticipate launching a new multipurpose contact lens solution in 2007.

•                  The re-introduction of ReNu MultiPlus® contact lens solution in the Asian markets where the Company withdrew the product early in 2006.  Sales have resumed in Malaysia and Hong Kong, and Bausch & Lomb expects to re-introduce the product in Singapore later in the year.

The Company’s pharmaceuticals category sales are projected to grow 10 to 12 percent, due to:

•                  Several new product introductions, including the recently acquired and launched antihistamine product, Alaway™; additional formulations for the Company’s lines of ocular nutritional products; a new over-the-counter dry eye product later in the year; and the introduction of several products in a new preservative free multi-dose delivery format.

•                  Continued increases in prescriptions written and market share gains for the Company’s lines of products containing loteprednol etabonate.

•                  Continued sales momentum for the Retisert® drug delivery implant.

•                  A return to more normalized growth levels for the Freda business in 2007, reflecting recovery from the negative effects of the MoistureLoc recall, and sales gains from the launch of some Bausch & Lomb-developed products, including Lotemax™ ophthalmic suspension and Ocuvite® eye vitamins.

Cataract and vitreoretinal sales are expected to grow 10 to 12 percent, reflecting several new product introductions.  These include:

•                  Stellaris™, the Company’s new microsurgery platform to be launched in the second quarter, and the MID Labs Adaptable Vitrectomy Enhancer option for surgeons using the Company’s Millennium™ system.

•                  FDA approval for the Akreos AO acrylic IOL in the second quarter, followed by a commercial launch in the United States.

•                  Continued geographic expansion for the Akreos Micro-Incision lens launched late in 2006.  This acrylic IOL is designed to be aberration-free for improved quality of vision even in low light conditions, and can be inserted through a 1.8 millimeter incision.

In refractive surgery, sales are expected to decline 3 to 5 percent, reflecting challenging market conditions.  Planned new product introductions in this product category include the Advanced Personalized Technologies upgrade to the Zyoptix® laser platform; enhancements to enable the Company’s microkeratome to perform EPI Lasik procedures; and a dynamic rotational eye tracker for the Zyoptix laser.  Bausch & Lomb believes these new technologies will generate higher procedural revenues and contribute to improved profitability.

The Company currently projects income before income taxes and minority interest of approximately $220 million in 2007.  Those expectations are based on the following assumptions:

•                  Gross margin percentages approaching pre-2006 levels, due to improved sales mix from the launch of higher-margin new products and anticipated growth in lens care;

•                  Selling, administrative and general expenses of slightly more than 40 percent of sales, reflecting continued brand rebuilding efforts and new product launch support, stock-based compensation expense, and legal expenses associated with product liability and shareholder lawsuits;

•                  Research and development expense of approximately 8 percent of sales; and

•                  Net financing expenses of approximately $45 million.

The Company’s income projections do not include a benefit from the anticipated reversal of interest and penalties associated with a previously recorded Brazilian tax assessment. As previously disclosed, Bausch & Lomb has applied for, and expects to be granted, amnesty from the state government of Sao Paulo as to a portion of the penalties and interest associated with one such assessment that was recorded as part of the financial restatement.  The Company expects to reverse approximately $20 million of penalties and interest when it receives formal notification by the state government of Sao Paulo.

From a liquidity perspective, Bausch & Lomb expects to generate cash flow from operations of between $240 million and $260 million and to incur approximately $100 million of capital expenditures.

Zarrella said, “The entire Bausch & Lomb management team is focused on successfully executing our product marketing strategies and lens care recovery activities, while prudently managing expenses, in order to achieve our 2007 goals and regain momentum in the business.  We are confident in our ability to do so.”

SUPPLEMENTAL INFORMATION

PRODUCT CATEGORY SALES

	Year Ended		Percent Increase (Decrease)
Dollar Amounts in Millions	December 30, 2006	December 31, 2005	Actual Dollars	Constant Currency
Net Sales
Contact Lens [1]	$710.6	$728.5	(3%)	(2%)
Lens Care [2]	414.2	522.2	(21%)	(21%)
Pharmaceuticals [3]	658.4	584.8	13%	12%
Cataract and Vitreoretinal	381.9	377.8	1%	1%
Refractive	128.3	140.5	(9%)	(10%)
Total	$2,293.4	$2,353.8	(3%)	(3%)

	Fourth Quarter Ended		Percent Increase (Decrease)
	December 30 , 2006	December 31, 2005	Actual Dollars	Constant Currency
Net Sales
Contact Lens	$182.3	$184.8	(1%)	(4%)
Lens Care	106.8	140.5	(24%)	(26%)
Pharmaceuticals [3]	171.8	160.8	7%	3%
Cataract and Vitreoretinal	103.7	104.1	-%	(4%)
Refractive	33.9	36.2	(7%)	(10%)
Total	$598.5	$626.4	(5%)	(7%)

1          2005 full-year contact lens category sales include sales from Woehlk ($7.2), which was divested in the third quarter of that year.

2          Amounts reflect provisions for sales returns and consumer rebates associated with the MoistureLoc recall. Such provisions reduced full-year 2006 lens care net sales by $19.1 and full-year 2005 lens care net sales by $17.1.

3          2006 pharmaceuticals category sales include a full year of sales from Freda ($60.2), whereas 2005 included Freda sales ($17.8) in the fourth quarter only.

###

News Media Contact:

Barbara M. Kelley

585.338.5386

bkelley@bausch.com

Investor Relations Contact:

Daniel L. Ritz

585.338.5802

dritz@bausch.com

The discussion in this news release includes a non-GAAP constant-currency measure which the Company uses as a key performance metric in assessing organic business growth trends.  Constant-currency results are calculated by translating actual current-year and prior-year local currency revenues and expenses at the same predetermined exchange rates.  The translated results are then used to determine year-over-year percentage increases or decreases that exclude the impact of currency.

In the discussion of net sales trends contained in this news release, the Company has also quantified charges associated with the previously announced market withdrawal of ReNu with MoistureLoc solution, and has provided certain information about growth rates prior to the recording of the charges.  Bausch & Lomb’s management believes such additional disclosure is useful and relevant because it provides a basis for understanding underlying business performance independent of these items.

Additionally, during the third quarter of 2005 Bausch & Lomb sold its Woehlk contact lens business in Germany, and in the fourth quarter of 2005 acquired CT Freda, a Chinese ophthalmic pharmaceuticals company.  These events impact the Company’s reported 2006 consolidated growth rates as well as those for the Company’s geographic regions and product categories.  In certain instances in the discussion contained within this news release, the Company has presented growth rates calculated on a basis that removes revenues associated with Woehlk and/or Freda from the 2006 and 2005 periods. Management believes this additional disclosure is useful and relevant because it provides a basis for understanding and assessing underlying performance of those portions of its business which were fully in place for both periods.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including those concerning the ability of the Company and the parties with which it contracts to develop and introduce products successfully as well as the risk factors listed from time to time in the Company’s SEC filings, including but not limited to filings on Form 8-K and on Form 12b-25, each dated November 9, 2006, Form 10-K, dated February 7, 2007 and Form 12b-25 dated March 1, 2007.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world.  Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products.  The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world.  Founded in 1853, the Company is headquartered in Rochester, New York, and employs approximately 13,000 people worldwide.  Its products are available in more than 100 countries.  More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.

TM and ® denote trademarks of Bausch & Lomb Incorporated.

Copyright Bausch & Lomb Incorporated.